Exhibit 99.1
Successful placement of Bond Tap Issue
Diversified Energy Company (NYSE: DEC, LSE: DEC) (“Diversified” or the “Company”) announces that its wholly-owned subsidiary Diversified Gas & Oil Corporation has successfully placed a USD 200 million tap issue of the outstanding senior secured bonds due April 2029 (ISIN NO0013513606) (the "2029 Secured Bonds"). The total bond amount outstanding under the 2029 Secured Bonds will increase to USD 500 million.
The Company intends to use the net proceeds from the tap issue for general corporate purposes.
The bonds issued in the tap issue will be issued under a separate ISIN until a prospectus for the tap issue has been approved, at which time the tap issue bonds will be merged with the existing secured bonds under the 2029 Secured Bonds.
DNB Carnegie, a part of DNB Bank ASA, acted as Sole Bookrunner in connection with the tap issue.
For further information, please contact:
Diversified Energy Company
Doug Kris
Senior Vice President, Investor Relations & Corporate Communications
+1 973 856 2757
dkris@dgoc.com
www.div.energy
FTI Consulting
U.S. & UK Financial Public Relations
dec@fticonsulting.com
This information is considered to be inside information pursuant to the EU Market Abuse Regulation and is subject to the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act. This stock exchange announcement was published by Douglas Kris, SVP, IR and Corporate Communications of Diversified on the date and time provided.
About Diversified Energy Company
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash-generating energy assets. Through our unique differentiated strategy, we acquire existing, long-life assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.
Forward-Looking Statements
Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding the Contemplated Bond Tap Issue and the use of proceeds therefrom. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. For additional information regarding known material risks, you should also carefully read and consider the Company’s Report on Form 20-F for the year ended December 31, 2024 and subsequent filings on the Securities and Exchange Commission’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.